EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results

- Broad-Based Demand Drives 8% Sales Growth -

Second Quarter Fiscal Year 2023

•	Net sales increased 7.8% to $493.7 million; technology segment net sales increased 8.1% to $471.5 million; service revenues increased 7.1% to $65.2 million.
•	Adjusted gross billings increased 15.3% to $765.8 million.
•	Consolidated gross profit increased 8.4% to $133.3 million.
•	Consolidated gross margin was 27.0%, up 10 basis points from last year’s quarter.
•	Net earnings decreased 9.4% to $28.5 million.
•	Adjusted EBITDA increased 0.2% to $50.3 million.
•	Diluted earnings per share decreased 8.5% to $1.07. Non-GAAP diluted earnings per share decreased 0.8% to $1.29.

First Half Fiscal Year 2023

•	Net sales increased 8.8% to $952.1 million; technology segment net sales increased 10.0% to $920.3 million; service revenues increased 10.2% to $128.3 million.
•	Adjusted gross billings increased 13.2% to $1,467.7 million.
•	Consolidated gross profit increased 8.0% to $246.8 million.
•	Consolidated gross margin was 25.9%, compared with 26.1% last year.
•	Net earnings decreased 7.5% to $50.8 million.
•	Adjusted EBITDA increased 0.2% to $88.6 million.
•	Diluted earnings per share decreased 6.4% to $1.91. Non-GAAP diluted earnings per share remained at $2.28.

HERNDON, VA – November 3, 2022 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and six months ended September 30, 2022.

Management Comment

“ePlus generated strong second quarter growth in sales and gross profit, with an uptick in gross margins, led by solid demand for our security, modern data center, and networking solutions,” said Mark Marron, president and chief executive officer of ePlus. “Consolidated net sales increased 7.8%, with balanced growth in products and services driving sales gains across the majority of our end markets and customer segments. During the quarter and year to date, we have been investing in headcount – up 175 people or 11% -- with the majority customer facing, to capture future opportunities and expand our solution portfolio. A portion of the headcount increase was from our acquisition of Future Com, which expanded our security services capabilities and geographic reach in Texas”.  Our second quarter earnings per share decline of 8.5% reflects the costs of these investments, as well as the impact of foreign currency translation losses, and a challenging year-over-year comparison in our financing segment.

Mr. Marron continued, “ePlus remains an essential partner for our more than 4,200 customers, providing customized solutions and services to manage complex IT infrastructure and accelerate digital transformation.  We remain focused on driving sustainable, long-term growth by continuing to expand our capabilities, investing in talent and capturing share in targeted high-growth market segments.”

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to number of shares and per share amounts have been made to conform to the current period presentation due to the December 13, 2021, two-for-one stock split.

Second Quarter Fiscal Year 2023 Results

For the second quarter ended September 30, 2022, as compared to the second quarter of the prior fiscal year ended September 30, 2021:

Consolidated net sales increased 7.8% to $493.7 million, from $458.0 million.

Technology segment net sales increased 8.1% to $471.5 million, from $436.3 million due to higher sales of product and services. Service revenues increased 7.1% to $65.2 million, from $60.9 million due to increases in managed services.  Adjusted gross billings increased 15.3% to $765.8 million from $664.1 million.

Financing segment net sales increased 2.4% to $22.2 million, from $21.7 million due to higher proceeds from sales of leased equipment and early lease buyouts.

Consolidated gross profit increased 8.4% to $133.3 million, from $123.0 million. Consolidated gross margin was 27.0%, up from 26.9% last year due to higher product margin, partially offset by lower service margins caused by increases in third-party costs.

Operating expenses were $89.2 million, up 13.3% from $78.7 million last year, primarily due to increases in salaries and benefits, variable compensation stemming from higher gross profit, advertising and marketing, software license and maintenance, travel expenses, and changes in reserve for credit losses.  Our headcount at the end of the quarter was 1,729, up 175 from a year ago, including 25 employees from the Future Com acquisition on July 15, 2022. Of the 175 additional employees, 148 were customer facing employees, including 100 professional services and technical support personnel due to demand for our services.

Consolidated operating income decreased 0.4% to $44.1 million.  During the quarter we incurred foreign currency translation losses of $3.9 million.

Our effective tax rate for the current quarter was 29.3%, higher than the prior year quarter of 28.6% due to foreign currency losses incurred in lower tax jurisdictions.

Net earnings decreased 9.4% to $28.5 million.

Adjusted EBITDA increased 0.2% to $50.3 million.

Diluted earnings per share was $1.07, compared with $1.17 in the prior year quarter. Non-GAAP diluted earnings per share was $1.29, compared with $1.30 last year.

First Half Fiscal Year 2023 Results

For the six months ended September 30, 2022, as compared to the six months of the prior fiscal year ended September 30, 2021:

Consolidated net sales increased 8.8% to $952.1 million, from $874.7 million.

Technology segment net sales increased 10.0% to $920.3 million, from $836.7 million due to higher sales of product and services. Service revenues increased 10.2% to $128.3 million, from $116.4 million due to increases in professional services and managed services.  Adjusted gross billings was $1,467.7 million, an increase of 13.2% from $1,297.1 million.

Financing segment net sales decreased 16.3% to $31.8 million, from $38.0 million, primarily due to lower portfolio earnings and transactional gains.

Consolidated gross profit increased 8.0% to $246.8 million, from $228.5 million. Consolidated gross margin was 25.9%, compared with 26.1% last year.

Operating expenses were $169.5 million, up 11.7% from $151.8 million last year, primarily due to increases in variable compensation stemming from higher gross profit, salaries and benefits, advertising and marketing, software license and maintenance, travel expenses, and changes in reserve for credit losses.

Consolidated operating income increased 0.7% to $77.3 million. During the six months ended September 30, 2022, we incurred foreign currency translation losses of $6.1 million.

Our effective tax rate for the current year period was 28.7%, higher than last year’s 28.2%.

Net earnings decreased 7.5% to $50.8 million.

Adjusted EBITDA increased 0.2% to $88.6 million.

Diluted earnings per share was $1.91, compared with $2.04 in the prior year. Non-GAAP diluted earnings per share remained at $2.28.

Balance Sheet Highlights

As of September 30, 2022, ePlus had cash and cash equivalents of $99.5 million, compared with $155.4 million as of March 31, 2022.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 77.3% from March 31, 2022 due to ongoing projects with customers coupled with continued supply chain constraints.  Total stockholders’ equity was $705.6 million, compared with $660.7 million as of March 31, 2022.  Total shares outstanding were 26.9 million on September 30, 2022 and March 31, 2022.

Summary and Outlook

“Our balanced sales growth through the first half of fiscal 2023, coupled with the 13% year-to-date growth in our adjusted gross billings, underscore the fundamental health of our business and continued demand in the IT market for the types of fundamental solutions we provide including digital transformation, cloud services, and security.  Despite economic uncertainty, we believe businesses and organizations remain committed to investing in a broad range of technology solutions that enhance efficiency, mitigate risk and drive success. Backed by our robust offering of products and services, ePlus remains well positioned for this environment, and we continue to focus on maximizing our growth through investments in our team and our capabilities.”

Mr. Marron concluded, “As we look toward the remainder of fiscal 2023, we are confident that we are well positioned to capture IT spend despite broader economic uncertainties.  Our open orders and backlog remain strong, but are still subject to supply chain constraints, which remain a persistent challenge, affecting both product and services revenues.  We remain diligent in minimizing the impact to our customers by leveraging our extensive vendor network and offering innovative alternative solutions.”

Recent Corporate Developments/Recognitions

•	In the month of October:
	o	Announced the appointment of Renee Bergeron to the Board of Directors
	o	Achieved Palo Alto Networks Authorized Support Center certified Partner status.
•	In the month of September:
	o	Elaine Marion, CFO, was named a 2022 Washington Business Journal Women Who Mean Business Honoree
•	In the month of August:
	o	Announced Microsoft Azure Cloud Managed Services general availability
•	In the month of July:
	o	Announced the acquisition of Future Com, a Texas-based cyber security provider.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 3, 2022:

Audio Webcast (Live & Replay):	https://events.q4inc.com/attendee/600083394
Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

The replay of this webcast will be available approximately two hours after the call concludes and be available through November 12, 2022.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,700 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic including but not limited to the impact and severity of new variants, vaccine efficacy and immunization rates, the closure of non-essential businesses and other associated governmental containment actions, and the increase in cyber-security attacks that have occurred while employees work remotely; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and  inflation, increases in our costs which may result in adverse changes in our gross profit and/or price increases to our customers which may result in adverse changes in our gross profit; reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ IT systems and data and audio communication networks; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions or the effect of those changes on our common stock price; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; domestic and international economic regulations uncertainty (e.g., tariffs, sanctions, and trade agreements); our reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2022	March 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$99,531	$155,378
Accounts receivable—trade, net	525,176	430,380
Accounts receivable—other, net	44,278	48,673
Inventories	274,863	155,060
Financing receivables—net, current	65,010	61,492
Deferred costs	36,085	32,555
Other current assets	24,970	13,944
Total current assets	1,069,913	897,482

Financing receivables and operating leases—net	75,093	64,292
Deferred tax asset—net	5,058	5,050
Property, equipment and other assets	55,033	45,586
Goodwill	135,907	126,543
Other intangible assets—net	30,336	27,250
TOTAL ASSETS	$1,371,340	$1,166,203

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$192,511	$136,161
Accounts payable—floor plan	136,215	145,323
Salaries and commissions payable	34,304	39,602
Deferred revenue	108,004	86,469
Recourse notes payable—current	92,744	7,316
Non-recourse notes payable—current	10,346	17,070
Other current liabilities	33,187	28,095
Total current liabilities	607,311	460,036

Non-recourse notes payable—long term	1,947	5,792
Deferred tax liability—net	10,446	4,108
Other liabilities	45,991	35,529
TOTAL LIABILITIES	665,695	505,465

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 50,000 shares authorized; 26,906 outstanding at September 30, 2022 and 26,886 outstanding at March 31, 2022	272	270
Additional paid-in capital	163,211	159,480
Treasury stock, at cost, 258 shares at September 30, 2022 and 130 shares at March 31, 2022	(13,958)	(6,734)
Retained earnings	558,654	507,846
Accumulated other comprehensive income—foreign currency translation adjustment	(2,534)	(124)
Total Stockholders' Equity	705,645	660,738
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,371,340	$1,166,203

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Net sales
Product	$428,545	$397,160	$823,795	$758,217
Services	65,161	60,857	128,270	116,449
Total	493,706	458,017	952,065	874,666

Cost of sales
Product	317,127	297,629	621,337	574,856
Services	43,275	37,386	83,901	71,296
Total	360,402	335,015	705,238	646,152

Gross profit	133,304	123,002	246,827	228,514

Selling, general, and administrative	84,704	74,504	161,471	143,279
Depreciation and amortization	3,568	3,853	6,778	7,779
Interest and financing costs	925	342	1,288	701
Operating expenses	89,197	78,699	169,537	151,759

Operating income	44,107	44,303	77,290	76,755

Other income (expense)	(3,866)	(325)	(6,019)	(202)

Earnings before taxes	40,241	43,978	71,271	76,553

Provision for income taxes	11,772	12,565	20,463	21,622

Net earnings	$28,469	$31,413	$50,808	$54,931

Net earnings per common share—basic	$1.07	$1.18	$1.91	$2.06
Net earnings per common share—diluted	$1.07	$1.17	$1.91	$2.04

Weighted average common shares outstanding—basic	26,578	26,664	26,546	26,666
Weighted average common shares outstanding—diluted	26,623	26,864	26,671	26,862

Technology Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales
Product	$406,317	$375,444	8.2%	$791,993	$720,210	10.0%
Services	65,161	60,857	7.1%	128,270	116,449	10.2%
Total	471,478	436,301	8.1%	920,263	836,659	10.0%

Cost of sales
Product	311,928	293,837	6.2%	614,436	564,852	8.8%
Services	43,275	37,386	15.8%	83,901	71,296	17.7%
Total	355,203	331,223	7.2%	698,337	636,148	9.8%

Gross profit	116,275	105,078	10.7%	221,926	200,511	10.7%

Selling, general, and administrative	80,161	70,803	13.2%	153,273	136,956	11.9%
Depreciation and amortization	3,540	3,825	(7.5%)	6,722	7,723	(13.0%)
Interest and financing costs	671	199	237.2%	809	358	126.0%
Operating expenses	84,372	74,827	12.8%	160,804	145,037	10.9%

Operating income	$31,903	$30,251	5.5%	$61,122	$55,474	10.2%
Adjusted gross billings	$765,762	$664,124	15.3%	$1,467,705	$1,297,131	13.2%
Adjusted EBITDA	$38,012	$36,059	5.4%	$72,266	$67,017	7.8%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended September 30,
	2022	2021	Change

Telecom, Media, & Entertainment	29%	28%	1%
Technology	16%	14%	2%
Healthcare	14%	15%	(1%)
SLED	13%	15%	(2%)
Financial Services	9%	11%	(2%)
All others	19%	17%	2%
Total	100%	100%

Financing Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales	$22,228	$21,716	2.4%	$31,802	$38,007	(16.3%)
Cost of sales	5,199	3,792	37.1%	6,901	10,004	(31.0%)
Gross profit	17,029	17,924	(5.0%)	24,901	28,003	(11.1%)

Selling, general, and administrative	4,543	3,701	22.8%	8,198	6,323	29.7%
Depreciation and amortization	28	28	0.0%	56	56	0.0%
Interest and financing costs	254	143	77.6%	479	343	39.7%
Operating expenses	4,825	3,872	24.6%	8,733	6,722	29.9%

Operating income	$12,204	$14,052	(13.2%)	$16,168	$21,281	(24.0%)
Adjusted EBITDA	$12,292	$14,136	(13.0%)	$16,342	$21,450	(23.8%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)

Technology segment net sales	$471,478	$436,301	$920,263	$836,659
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	294,284	227,823	547,442	460,472
Adjusted gross billings	$765,762	$664,124	$1,467,705	$1,297,131

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Consolidated

Net earnings	$28,469	$31,413	$50,808	$54,931
Provision for income taxes	11,772	12,565	20,463	21,622
Depreciation and amortization [1]	3,568	3,853	6,778	7,779
Share based compensation	1,958	1,840	3,731	3,575
Interest and financing costs	671	199	809	358
Other (income) expense [2]	3,866	325	6,019	202
Adjusted EBITDA	$50,304	$50,195	$88,608	$88,467

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Technology Segment
Operating income	$31,903	$30,251	$61,122	$55,474
Depreciation and amortization [1]	3,540	3,825	6,722	7,723
Share based compensation	1,898	1,784	3,613	3,462
Interest and financing costs	671	199	809	358
Adjusted EBITDA	$38,012	$36,059	$72,266	$67,017

Financing Segment
Operating income	$12,204	$14,052	$16,168	$21,281
Depreciation and amortization [1]	28	28	56	56
Share based compensation	60	56	118	113
Adjusted EBITDA	$12,292	$14,136	$16,342	$21,450

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
GAAP: Earnings before taxes	$40,241	$43,978	$71,271	$76,553
Share based compensation	$1,958	1,840	3,731	3,575
Acquisition related amortization expense [3]	2,494	2,661	4,677	5,357
Other (income) expense [2]	3,866	325	6,019	202
Non-GAAP: Earnings before taxes	48,559	48,804	85,698	85,687

GAAP: Provision for income taxes	11,772	12,565	20,463	21,622
Share based compensation	572	528	1,080	1,024
Acquisition related amortization expense [3]	720	750	1,337	1,507
Other (income) expense [2]	1,128	93	1,744	58
Tax benefit on restricted stock	(29)	62	165	317
Non-GAAP: Provision for income taxes	14,163	13,998	24,789	24,528

Non-GAAP: Net earnings	$34,396	$34,806	$60,909	$61,159

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

GAAP: Net earnings per common share – diluted	$1.07	$1.17	$1.91	$2.04

Share based compensation	0.05	0.05	0.09	0.10
Acquisition related amortization expense [3]	0.07	0.07	0.13	0.14
Other (income) expense [2]	0.10	0.01	0.16	0.01
Tax benefit on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.22	0.13	0.37	0.24

Non-GAAP: Net earnings per common share – diluted	$1.29	$1.30	$2.28	$2.28

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency translation gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.